Exhibit 10.20

BUILDERS FIRSTSOURCE, INC.

DIRECTOR COMPENSATION POLICY

(as amended effective November 16, 2021)

The Board of Directors (the “Board”) of Builders FirstSource, Inc. (the “Company”) has adopted the following compensation policy for purposes of compensating those directors of the Company who meet the eligibility requirements described herein (the “Eligible Directors”).  This compensation policy has been developed to compensate the Eligible Directors of the Company for their time, commitment and contributions to the Board.  In order to qualify as an Eligible Director for purposes of receiving compensation under this policy, the director cannot concurrently be employed in any capacity by the Company or any of its subsidiaries, unless otherwise determined by the Nominating Committee.

CASH COMPENSATION (WITH ELECTION TO RECEIVE STOCK IN LIEU OF CASH)

Retainers for Serving on the Board

Eligible Directors shall be paid an annual retainer of $100,000, payable in quarterly installments, for each year of his or her service on the Board (each a “Service Year”).  In addition to the regular retainer for serving as a member of the Board, an Eligible Director who serves as Chairman of the Board shall be paid an annual cash retainer of $100,000 for service in such role for each Service Year, payable in quarterly installments. Service Years will commence on the date of the Company’s annual meeting of stockholders each year.

Retainers for Serving as Chairpersons or Members of a Board Committee

An Eligible Director who serves as a chairperson or as a member of the Audit Committee, the Compensation Committee or the Nominating Committee of the Board shall be paid additional annual retainers for service in such roles for each Service Year, payable in quarterly installments, in the following amounts:

Name of Committee	Chairman	Member

Audit Committee	$30,000	$5,000

Compensation Committee	$20,000	$5,000

Nominating Committee	$10,000	$5,000

A chairperson of a committee shall not be paid an additional retainer for also serving as a member of that committee. Eligible Directors shall not be paid any additional retainers for attendance at meetings of the Board or its committees.

Election to Receive Stock in Lieu of Cash Compensation

In lieu of receiving annual cash retainer(s) and/or retainers for serving as a chairperson or as a member of the Audit Committee, the Compensation Committee or the Nominating Committee of the Board, an Eligible Director may elect to receive fully vested shares of the Company’s common stock having a value on the first day of the service quarter for which they are issued approximately equal to the amount of the cash retainer payment he or she would otherwise receive.  Such stock grants in lieu of cash retainer payments will be awarded on a quarterly basis at the same time cash retainer payments would be made. Eligible Directors may make such election by notifying the General Counsel in writing during an open trading window preceding the commencement of the Service Year for which such election is to be effective, and such election may not be modified during such Service Year.  Once an election to receive shares in lieu of receiving cash retainer(s) is effective for a Service Year, it shall remain effective for subsequent Service Years, unless a new written notice is delivered to the General Counsel prior to the commencement of an upcoming Service Year.

Pro Rata Cash Retainer Payment for New Eligible Director

Following (i) the initial appointment or election of an Eligible Director to the Board or (ii) a change in status which causes an ineligible director to qualify as an Eligible Director under this policy, a pro rata payment of the quarterly cash retainers (regular retainer(s) and retainers for committee service, as applicable) will be made to such Eligible Director, prorated to reflect that portion of the quarter for which such director will serve on the Board and qualify as an Eligible Director.  Such pro rata retainer payment will be made as of (i) the date of commencement of Board service for a new Eligible Director, or (ii) the date a serving director becomes an Eligible Director, or (iii) such other date as the Board shall determine.

EQUITY-BASED COMPENSATION

Annual Restricted Stock Unit Awards

At the start of each Service Year, Eligible Directors (“Grantees”) shall receive equity-based compensation awards with a value at the time of issuance of approximately $150,000.  Such awards shall be made in the form of restricted stock units related to the Company’s common stock and shall be granted by the Board pursuant to a form of restricted stock unit award agreement under the Company’s 2014 Incentive Plan (or any successor plans), as amended from time to time. The restricted stock units shall vest and convert to shares on the first anniversary of the grant date.

Pro Rata Restricted Stock Unit Award for New Eligible Director

Following (i) the initial appointment or election of an Eligible Director to the Board or (ii) a change in status which causes an ineligible director to qualify as an Eligible Director under this policy, a pro rata grant of restricted stock units related to the Company’s common stock will be made to such Eligible Director with a value at the time of issuance based on the approximately $150,000 in value for regular annual restricted stock unit awards to Eligible Directors, but prorated for that portion of the Service Year in which such director will serve on the Board and qualify as an Eligible Director. Such grants shall be made as of (i) the date of commencement of Board service for a new Eligible Director, or (ii) the date a serving director becomes an Eligible Director, or (iii) such other date as the Board shall determine. The restricted stock units shall vest and convert to shares on the first anniversary of the grant date.

Vesting Upon Departure of a Director

If a Grantee shall cease to be a Director of the Company due to death, disability or retirement during the one-year vesting period applicable to any restricted stock units granted hereunder, all restricted stock units shall immediately vest and convert to shares. If the Grantee shall cease to be a Director of the Company for any other reason during such one-year vesting period, any unvested restricted stock units shall be forfeited by the Grantee and such restricted stock units shall be cancelled.

TRAVEL EXPENSE REIMBURSEMENT

Eligible Directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as directors.

AMENDMENTS, REVISION AND TERMINATION

This policy may be amended, revised or terminated by the Board of Directors at any time and from time-to-time.

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